Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

December 7, 2005

United PanAm Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, CA 92660

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2005, relating to the consolidated financial statements of United PanAm Financial Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Annual Report”), and our report dated March 28, 2005 relating to the system of internal control over financial reporting of United PanAm Financial Corp. as of December 31, 2004 also appearing in the Annual Report.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Grobstein, Horwath & Company, LLP

Sherman Oaks, CA